NEWS  RELEASE
FOR  IMMEDIATE  RELEASE     Contact:  Raymond  Brandstrom
October  1,  2002     Chief  Financial  Officer
                                    (206) 298-2909

                   EMERITUS ANNOUNCES 24 COMMUNITY ACQUISITION

SEATTLE, WA, OCTOBER 1, 2002 -- Emeritus Assisted Living (AMEX: ESC - Emeritus Corporation), a national provider of assisted living and related services to senior citizens, today announced the acquisition of twenty-four communities with 1,651 units in six states.

The properties, which had previously been operated by Marriott Senior Living Services, a subsidiary of Marriott International (NYSE: MAR), were acquired through a transaction in which a private investment joint venture led by Fremont Realty Capital, a San Francisco based fund, acquired the properties and leased the properties to Emeritus. The lease is for an initial 10-year period with two 5-year extensions and includes an opportunity for the Company to acquire the properties after the third year and the right under certain circumstances for the landlord to cancel the lease by payment of a termination fee after the fifth year.

"This acquisition should have an immediate positive benefit to the Company," stated Ray Brandstrom, CFO. "This is the largest single acquisition we have completed, which is facilitated by our improved operating performance. It is gratifying to see all the participants in this deal supporting us in this transaction."

Since January 1, 2002 the Company has increased the number of communities managed by 47, representing an increase in total capacity of approximately 5,000 residents or 35 percent. The 24 communities in this acquisition are all purpose-built assisted living communities in which the Company plans to offer both assisted and memory loss services.

Fremont Realty Capital is a part of the Fremont Group, a San Francisco based private investment company with approximately $11 billion in assets under its management. An investor group led by Dan Baty, CEO of Emeritus will participate as a minority interest in the property joint venture.

ABOUT  THE  COMPANY
Emeritus Assisted Living is a national provider of assisted living and related services to seniors. Emeritus is one of the largest developers and operators of freestanding assisted living communities throughout the United States. These communities provide a residential housing alternative for senior citizens who need help with the activities of daily living with an emphasis on assistance with personal care services to provide residents with an opportunity for support in the aging process. Emeritus currently holds interests in 180 communities representing capacity for approximately 19,000 residents in 33 states and Japan. Emeritus's common stock is traded on the American Stock Exchange under the symbol ESC, and its home page can be found on the Internet at www.emeritus.com.


"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: A number of the matters and subject areas discussed in this press release that are not historical or current facts deal with the potential future circumstances, operations, and prospects. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from Emeritus' actual future experience as a result of such factors as: the effects of competition and economic conditions on the occupancy levels in Emeritus' communities; Emeritus' ability under current market conditions to maintain and increase its resident charges in accordance with rate enhancement programs without adversely affecting occupancy levels; increases in interest rates that would increase costs as a result of variable rate debt; ability of Emeritus to control community operation expenses, including insurance and utility costs, without adversely affecting the level of occupancy and the level of resident charges; the ability of Emeritus to generate cash flow sufficient to service its debt and other fixed payment requirements; Emeritus' ability to find sources of financing and capital on satisfactory terms to meet its cash requirements to the extent that they are not met by operations; and making satisfactory arrangements for the continued operation of the Emeritrust communities beyond June 30, 2003, when our management agreements for those communities expires. Emeritus has attempted to identify, in context, certain of the factors that they currently believe may cause actual future experience and results to differ from Emeritus's current expectations regarding the relevant matter or subject area. These and other risks and uncertainties are detailed in the Company's reports filed with the Securities and Exchange Commission (SEC), including Emeritus' Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.